Exhibit 10.43

July 29, 2008

Mark Dentinger

[address]

Dear Mark:

I am pleased to offer you the opportunity and challenge to join the KLA-Tencor team. As Executive Vice President and Chief Financial Officer, you will work under my direction. The details of your employment offer are as follows:

SALARY: $15,384.62 bi-weekly, equivalent to $400,000.00 annually.

FLSA STATUS: Exempt

RESTRICTED STOCK UNITS: It will be recommended at the next Board of Directors’ Compensation Committee meeting, pursuant to the Company Stock Option Plan, that you be granted 40,000 restricted stock units (RSUs) of KLA-Tencor stock per the company’s normal vesting schedule.

ANNUAL INCENTIVE BONUS: You are eligible to receive an annual incentive bonus based on a bonus target of 75% of your paid base salary. Any bonus payments to be made will be paid once per year and you must be an eligible employee on the date of payout to receive this incentive bonus. Please see the Annual Incentive Bonus Plan document for specific details.

EXECUTIVE SEVERANCE PLAN: You will participate in the company’s Executive Severance Plan at the same level of protection as the company’s General Counsel.

FOCAL REVIEW PROGRAM: Employee performance is measured and evaluated based on KLA-Tencor’s fiscal year.

The Immigration Law, effective November 6, 1986, requires that all employers verify each individual’s eligibility to work in the United States, including U.S. citizens. Your employment offer is contingent upon your providing satisfactory proof of identity and authorization to work in the United States. Please bring the appropriate regional documentation on your first day of work. In addition, the U.S. Export Administration Regulations restrict the transfer of certain technology out of the U.S., as well as the release of certain technology to foreign persons, even if they are in the U.S. This offer of employment is contingent upon receipt of export approval from the U.S. Department of Commerce, if required.

Mark, I am convinced that you will be an extremely valuable asset to KLA-Tencor and hope you will find many opportunities to grow both professionally and personally.

This offer is contingent upon completion of a Director and Officer questionnaire and a satisfactory background and reference check, and it will expire on August 6, 2008. To indicate acceptance of this employment offer, please sign both copies of this letter and fax a copy back to 408-678-6688, keeping a copy for your records and returning one in the enclosed self-addressed envelope.

You should be aware that your employment with KLA-Tencor is at will. Therefore, you are free to resign at any time, for any reason or for no reason. Similarly, KLA-Tencor is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

In order to expeditiously deal with any disputes relating to or arising out of our employment relationship, you and KLA-Tencor agree that any such disputes including but not limited to claims of harassment, discrimination, breach of contract, and wrongful termination, shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara, California, pursuant to the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq., including Section 1283.05 (the ‘Rules’) and pursuant to the Federal Arbitration act. KLA-Tencor will pay the costs as provided in the American Arbitration Association’s National Rules for the Resolution of Employment Disputes.

If you have any questions concerning this offer of employment, please feel free to contact me. We look forward to you joining KLA-Tencor.

Sincerely,

/s/ RICHARD WALLACE
Richard Wallace Chief Executive Officer KLA-Tencor Corporation

Acceptance & Acknowledgment:

I agree to and accept employment with KLA-Tencor Corporation on the terms and conditions set forth in this letter.

Accepted by:	/s/ MARK P. DENTINGER	Date: 8/1/08	Start Date: 9/3/08